Exhibit 99.5

FOR IMMEDIATE RELEASE

CIT TO REPURCHASE UP TO $500 MILLION OF COMMON STOCK

Follows Company’s Success in Repurchasing

$745 Million of Common Stock Since 2013

NEW YORK – July 22, 2014 – CIT Group Inc. (NYSE: CIT) a leading provider of commercial lending and leasing services, today announced that its Board of Directors approved the repurchase of up to $500 million of common stock through June 30, 2015. As of June 30, 2014, the Company has repurchased $745 million of common stock since May 30, 2013. The Company also has approximately $55 million remaining under its previously authorized program.

“This announcement reflects our continued efforts to increase shareholder value and follows our success in repurchasing $745 million of common stock since early 2013 and our recent decision to increase our quarterly cash dividend by 50%,” said John A. Thain, Chairman and Chief Executive Officer.

Management will determine the timing and amount of any share repurchases under the share repurchase authorizations based on market conditions and other considerations. The repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions, and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

EDITOR’S NOTE:

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT’s U.S. bank subsidiary CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Senior Vice President of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

(973) 740 -5058

Barbara.Callahan@cit.com